Exhibit 99(f)


                                        SDNB FINANCIAL CORP.
                                        1420 Kettner Boulevard
                                        San Diego, California  92101
                                        (619) 233-1234, ext. 717



                     LETTER OF TRANSMITTAL

                                                           [Date]

IMPORTANT NOTICE CONCERNING YOUR RIGHT TO SUBSCRIBE FOR COMMON STOCK

To the Holders of Common Stock
  whose addresses are outside
  the Continental United States
  and Canada or who have A.P.O.
  or F.P.O. addresses:

     A Subscription Warrant evidencing your right to subscribe for Common Stock of SDNB Financial Corp. is being held for your account by American Stock Transfer & Trust Company (the "Subscription Agent"). As a shareholder of record at the close of business on April 20, 1995, you are entitled to one Basic Subscription Rights for each two shares of Common Stock so owned. One Basic Subscription Right and the payment of the Subscription Price of $4.34 per share are required to subscribe for each share of Common Stock. In addition, if you are not a participant in the San Diego National Bank Deferred Savings Plan and you exercise all of the Basic Subscription Rights held on the date of such exercise and evidenced by a Subscription Warrant, you will have the right to subscribe for additional shares of Common Stock (the "Oversubscription Rights" and, together with the "Basic Subscription Rights," the "Subscription Rights") at the Subscription Price of $4.34 per share. Basic Subscription Rights must be exercised and/or sold and Oversubscription Rights must be exercised before the Expiration Date in order to realize their value. The right to oversubscribe for additional shares of Common Stock pursuant to the Oversubscription Rights is transferable with each Basic Subscription Right.

     The number of Basic Subscription Rights to which you are entitled are shown on your Subscription Warrant and your Subscription Warrant is evidence of the number of Basic
Subscription Rights that you own.

     A Prospectus setting forth the terms and conditions of the offering is enclosed.

     The choices you may make in order to realize the value of your Subscription Rights are:

          (1)  SUBSCRIBE FOR COMMON STOCK, AND/OR
          (2)  ATTEMPT TO SELL YOUR BASIC SUBSCRIPTION RIGHTS.

     Information on the United States federal income tax treatment of the Subscription Rights and the Common Stock is provided in the Prospectus.

     If you desire to exercise all or any part of your Subscription Rights, notification must be given to the Subscription Agent and payment must be made by bank certified or cashier's check in United States dollars and drawn upon a United States bank payable to American Stock Transfer & Trust Company. The Subscription Agent must receive the notification and your payment by 5:00 p.m., New York time, on _______________, 1995
(such date, as it may be extended by the Company, the "Expiration
Date").

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     If you wish other action to be taken, such as requesting the
Subscription Agent to attempt to sell all or a part of your Basic Subscription Rights or delivery to a bank or broker, please contact the Subscription Agent immediately by telephone at
(718) 921-8200, or by telecopier at (718) 234-5001.  No assurance can be given that the Subscription Agent will be able to sell any Basic Subscription Rights.

     Unless you exercise your Subscription Rights before 11:00 a.m., New York time, on the Expiration Date, the Basic
Subscription Rights held for you will be sold, if feasible, and the net proceeds, if any, remitted to you as described in the accompanying Prospectus.



                              Murray L. Galinson
                              President and Chief Executive Officer


     The Subscription Agent is holding for your account a Subscription Warrant evidencing your Subscription Rights. Your
Basic Subscription Rights total:

______BASIC SUBSCRIPTION RIGHTS

                                            THIS IS NOT A WARRANT


         This notice is merely for your information and must be considered with the accompanying Prospectus.